UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2011

CARMAX, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-31420	54-1821055
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12800 Tuckahoe Creek Parkway Richmond, Virginia	23238
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 747-0422

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 26, 2011, CarMax, Inc. (the “Company”), CarMax Auto Superstores, Inc. (“CASI”), and certain other subsidiaries of the Company named therein (the “Subsidiaries”), entered into a Credit Agreement (the “New Credit Agreement” or “Agreement”) for an unsecured revolving credit facility with Bank of America, N.A., as a lender and as administrative agent (the “Administrative Agent”), and the other lending institutions named therein.

The New Credit Agreement replaces the Credit Agreement dated as of August 24, 2005 (as amended from time to time) among the Company, CASI, certain other subsidiaries of the Company, Bank of America, N.A., as a lender and as administrative agent, and the other lending institutions named therein (the “Previous Credit Agreement”). On August 26, 2011, the Company terminated the Previous Credit Agreement in accordance with its terms and paid in full all amounts outstanding thereunder. There were no penalties to the Company in connection with terminating the Previous Credit Agreement. The Previous Credit Agreement had been scheduled to terminate on December 8, 2011. Borrowings under the Previous Credit Agreement were secured by the Company’s vehicle inventory.

The New Credit Agreement provides for aggregate borrowings of up to $700 million. The Company has the option to increase the aggregate commitment by up to $300 million provided that it obtains a written consent for the increase from each lender that is participating in the increase. Borrowings under the Agreement are available for working capital and general corporate purposes and may be in the form of syndicated loans, swing line loans, new vehicle swing line loans, or letters of credit. All outstanding principal amounts borrowed under the Agreement will be due and payable on August 26, 2016. The borrowings under the Agreement are guaranteed by the Company and certain of its subsidiaries.

The Company may elect interest rates on its revolving borrowings calculated by reference to one month LIBOR plus a margin based on the Company’s consolidated leverage ratio or by reference to Bank of America’s prime rate (or, if greater, the Federal Funds rate plus 0.50%, or a rate based on one month LIBOR plus 1.00%) plus a margin based on the Company’s consolidated leverage ratio. Interest will be payable on the first business day of each calendar month.

The New Credit Agreement contains customary representations and warranties, conditions, and affirmative and negative covenants, including requirements for maintaining certain financial ratios. The Agreement contains events of default that include, among others and subject to customary cure periods, non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross-defaults to material indebtedness and events constituting a change of control. In the event of a default by the Company, the Administrative Agent may, and at the request of the requisite number of lenders shall, declare all obligations under the Agreement immediately due and payable, terminate the lenders’ commitments to make loans under the Agreement, and enforce any and all rights of the lenders or the Administrative Agent under the Agreement and related documents. For certain events of default related to insolvency and receivership, the commitments of the lenders will be automatically terminated and all outstanding obligations of the Company will become immediately due and payable.

In addition to participation in the New Credit Agreement, certain of the lenders, and their respective affiliates, provide other services to the Company, CASI and certain other subsidiaries of the Company, including cash management and treasury services, asset-backed securitization services, retail installment financing to the Company’s customers, derivative transactional services, and other corporate finance services.

The Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein into this Item 1.01 and this Item 2.03. The foregoing description of the Agreement is qualified in its entirety by reference to the attached Exhibit.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Credit Agreement, dated as of August 26, 2011, among CarMax Auto Superstores, Inc., CarMax, Inc., certain subsidiaries of CarMax named therein, Bank of America, N.A., as a lender and as administrative agent, and the other lending institutions named therein.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARMAX, INC.
(Registrant)

Dated: August 30, 2011	By:	/s/ Eric M. Margolin
Eric M. Margolin
Senior Vice President,
General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Exhibit

10.1	Credit Agreement, dated as of August 26, 2011, among CarMax Auto Superstores, Inc., CarMax, Inc., certain subsidiaries of CarMax named therein, Bank of America, N.A., as a lender and as administrative agent, and the other lending institutions named therein.